Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

among

SCEPTER CORPORATION,

SHI PROPERTIES INC.,

CA ACQUISITION INC.

and

MYERS INDUSTRIES, INC.,

AS GUARANTOR

dated as of

May 30, 2014

i

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”), dated as of May 30, 2014, is entered into between SCEPTER CORPORATION, an Ontario corporation (“Scepter”), SHI PROPERTIES INC., an Ontario corporation (“SHI” and together with Scepter, “Sellers” and each a “Seller”), CA ACQUISITION INC., a Canada corporation (“Buyer”) and, solely in respect of its capacity as a guarantor of certain obligations of Buyer as prescribed herein, MYERS INDUSTRIES, INC. (“Guarantor”).

RECITALS

WHEREAS, Scepter is engaged in the business of designing, manufacturing and distributing unique molded plastic products, including portable fuel containers (the “Business”);

WHEREAS, SHI owns certain real property that is leased to Scepter for use in the Business (the “SHI Property”);

WHEREAS, Scepter wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Scepter, substantially all the assets and certain specified liabilities, of the Business, subject to the terms and conditions set forth herein;

WHEREAS, SHI wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from SHI, the SHI Property, subject to the terms and conditions set forth herein;

WHEREAS, contemporaneous with the closing of the sale of the transactions contemplated in this Agreement, Eco One Holdings, Inc., an Affiliate of Sellers, will sell to Crown US Acquisition Company all of the issued and outstanding membership units of Eco One Leasing, LLC and Scepter Manufacturing, LLC (the “Eco One Acquisition”) upon the terms set forth in a separate Unit Purchase Agreement (the “Eco One Purchase Agreement”); and

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Accounts Receivable” has the meaning set forth in Section 2.01(a).

“Acquisition” means the transaction whereby Buyer purchases the Purchased Assets from Sellers.

“Acquisition Proposal” has the meaning set forth in Section 6.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, order, penalty, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Allocation Schedule” has the meaning set forth in Section 2.07.

“Anti-Corruption Laws” mean all laws, legislation, regulations, by-laws or other lawful requirements of any governmental or regulatory body or authority applicable to a Party, its subsidiaries and Affiliates and any of their respective directors, officers, shareholders, employees and Intermediaries pertaining to bribery or other corrupt practices. These include, but are not limited to, the Corruption of Foreign Public Officials Act (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Foreign Corrupt Practices Act (United States), and the Bribery Act (United Kingdom).

“ASPE” means Accounting Standards for Private Enterprises, as published in Part II of the CICA Handbook or any successor thereof.

“Assigned Contracts” has the meaning set forth in Section 2.01(c).

“Assignment and Assumption Agreement” has the meaning set forth in Section 3.02(a)(iii).

“Assignment and Assumption of Lease” has the meaning set forth in Section 3.02(a)(vi).

“Assumed Liabilities” has the meaning set forth in Section 2.03.

“Audited Financial Statements” has the meaning set forth in Section 4.04.

“Balance Sheet” has the meaning set forth in Section 4.04.

“Balance Sheet Date” has the meaning set forth in Section 4.04.

“Benefit Plans” means the Employee Plans, other than the Pension Plan.

“Bill of Sale” has the meaning set forth in Section 3.02(a)(ii).

“Books and Records” has the meaning set forth in Section 2.01(l).

“Business” has the meaning set forth in the recitals.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Toronto, Ontario are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Closing Certificate” has the meaning set forth in Section 7.03(g).

“Buyer’s Accountants” means Ernst & Young.

“Closing” has the meaning set forth in Section 3.01.

“Closing Adjustment” has the meaning set forth in Section 2.06(a)(ii).

“Closing Date” has the meaning set forth in Section 3.01.

“Closing Working Capital” means: (a) Current Assets, less (b) Current Liabilities, in each case, determined as of the Effective Time, prepared in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the most recent fiscal year end Audited Financial Statements.

“Closing Working Capital Statement” has the meaning set forth in Section 2.06(b)(i).

“Collective Agreement” means the collective agreement between Scepter and UNIFOR and its Local 303.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures, purchase orders and all other agreements, commitments and legally binding arrangements, whether written or oral.

“CRA” means the Canada Revenue Agency or any successor agency.

“Current Assets” means the current assets of Scepter included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent acquired pursuant to the terms of this Agreement.

“Current Liabilities” means the current liabilities of Scepter included in the line items set forth on Section 2.06(a)(i) of the Disclosure Schedules and only to the extent assumed pursuant to the terms of this Agreement.

“Deed” has the meaning set forth in Section 3.02(a)(v).

“Disclosure Schedules” means the Disclosure Schedules delivered by Sellers and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Dollars or $” means the lawful currency of the United States, except where indicated otherwise.

“Eco One Acquisition” has the meaning set forth in the recitals.

“Eco One Purchase Agreement” has the meaning set forth in the recitals.

“Effective Time” means 11:59:59 p.m. on the Closing Date.

“Employee Plans” has the meaning set forth in Section 4.19(a).

“Employees” means all employees of Scepter immediately prior to the Effective Time, whether full-time, part-time, salaried, hourly, unionized or non-unionized.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), exception, reservation, restrictive covenant, title retention agreement, option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, right of use, right of pre-emption, privilege or any matter capable of registration against title.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, monitoring, mitigation, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority, in each case having the force of Law with respect to the Business as it is being operated and the Purchased Assets as they are being used by the Sellers immediately prior to the Effective Time: (a) relating to the protection, preservation or remediation of the natural environment (air, land, surface water, groundwater, indoor air quality); (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, handling, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations): all as may be amended from time to time, the Environmental Protection Act (R.S.O. 1990, c. E. 19), Ontario Water Resources Act, (R.S.O. 1990., c. O. 40), Clean Water Act, 2006 (S.O. 2006, c. 22), and the Occupational Health and Safety Act, (R.S.O. 1990, c. O.1) including all designated substances thereunder.

“Environmental Notice” means any written directive, warning, recommendation, notice of violation or infraction, or written notice respecting (i) any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit, or (ii) the presence or Release of any Hazardous Materials.

“Environmental Permit” means any Permit, approval, compliance approval, certificate, acknowledgement, authorizing letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“Escrow Agent” means JPMorgan Chase Bank.

“Escrow Agreement” means the Escrow Agreement among Buyer, Sellers, Eco One Holdings, Inc., Crown US Acquisition Company, and the Escrow Agent, to be executed and delivered at the Closing in the form agreed to by the Parties.

“Escrow Amount” means the sum of $19,600,000, which is to be deposited with the Escrow Agent and held in escrow pursuant to the Escrow Agreement, of which (i) $1,900,000 will be held to satisfy the Post-Closing Adjustment, if any (the “Canada Working Capital Escrow Amount” and together with the US Working Capital Escrow Amount (as defined in the Eco One Purchase Agreement), the “Working Capital Escrow Amount”), and (ii) $17,700,000 will be available to indemnify the Buyer Indemnitees (as such term is defined in the Indemnification Agreement) pursuant to the Indemnification Agreement.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.06(a)(i).

“Excluded Assets” has the meaning set forth in Section 2.02.

“Excluded Contracts” has the meaning set forth in Section 2.02(a).

“Excluded Liabilities” has the meaning set forth in Section 2.04.

“Financial Statements” has the meaning set forth in Section 4.04.

“Foreign State” means a country other than Canada, and includes: (a) any political subdivision of that country; and (b) the government, and any department, branch, or agency of that country or of a political sub-division of that country;

“Governmental Authority” means any federal, provincial, local, municipal or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any public agency, body, department, commission, tribunal, board having jurisdiction over the property or business or the use thereof, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, fine, penalty, judgment, injunction, decree, stipulation, decision, direction, determination or award entered by or with any Governmental Authority.

“Guarantor” has the meaning set forth in the preamble.

“Guaranteed Obligations” has the meaning set forth in Section 10.12.

“Hazardous Materials” means any solid, liquid, gaseous or thermal pollutant, irritant or substance, including but not limited to smoke, vapour, soot, fumes, acids, alkalis, toxic chemicals, hazardous materials, waste materials, including medical, infectious and pathological wastes, in or upon land, or structures thereupon, the atmosphere or any watercourse or body of water including ground water and includes any substance regulated, restricted or prescribed under Environmental Laws.

“Indebtedness” means, with respect to a Seller, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person for any (i) indebtedness for borrowed money (including overdraft facilities), (ii) deferred price of property, goods or services (other than trade payables incurred in the ordinary Course of business and not past due), (iii) reimbursement and other obligations for surety bonds and letters of credit, (iv) obligations evidenced by notes, bonds, debentures or similar Contracts, (v) all obligations under or in respect of leases required to be capitalized under ASPE, (vi) all obligations of others guaranteed by such Seller, including contingent obligations and obligations under derivative, hedging, swap, foreign exchange, collar or similar instruments (including any breakage or similar costs payable in connection with any of the foregoing), (vii) all deferred compensation obligations of such Seller, (viii) guaranties of any of the foregoing, (ix) Taxes that are due and owing as of the Closing Date, and (x) intercompany balances. “Indebtedness” includes (A) any and all accrued interest, prepayment premiums, make-whole premiums or penalties and fees or expenses (including attorneys’ fees) associated with the prepayment of any Indebtedness, and (B) cash or bank account overdrafts.

“Indebtedness Repayment” has the meaning set forth in Section 2.05(a)(ii).

“Indemnification Agreement” has the meaning set forth in Section 8.01.

“Independent Accountants” has the meaning set forth in Section 2.06(c)(iii).

“Insurance Policies” has the meaning set forth in Section 4.15.

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all: (a) trademarks, service marks, certification marks, trade names, brand names, logos, slogans, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill associated with, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation; (g) industrial designs; (h) royalties, fees, income, payments and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and (i) all rights to any Actions of any nature available to or being pursued by Scepter to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is used in or necessary for the conduct of the Business as currently conducted to which Scepter is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is owned by Scepter and used in or necessary for the conduct of the Business as currently conducted.

“Intellectual Property Assignments” has the meaning set forth in Section 3.02(a)(iv).

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, service marks, industrial designs, domain names, copyrights, and trade names, issued and reissued patents and pending applications for any of the foregoing.

“Interim Balance Sheet” has the meaning set forth in Section 4.04.

“Interim Balance Sheet Date” has the meaning set forth in Section 4.04.

“Interim Financial Statements” has the meaning set forth in Section 4.04.

“Intermediary” means any distributor, contractor, consultant, agent or representative of a Party or any of its Affiliates;

“International Organization” means any public organization formed by two or more Foreign States, or by two or more such organizations;

“Inventory” has the meaning set forth in Section 2.01(b).

“Knowledge of Sellers or Sellers’ Knowledge” or any other similar knowledge qualification, means the actual knowledge of Robert Torokvei, Max Torokvei, Christopher Luck, Don Villers, Carmen Buonaiuto, Frank Johansen, Phillip Monckton or David Jones, after reviewing all relevant records and making due inquiries.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Leased Real Property” has the meaning set forth in Section 4.10(b).

“Leases” has the meaning set forth in Section 4.10(b).

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Business, (b) the value of the Purchased Assets, or (c) the ability of either Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change (but excluding any such event, occurrence, fact, condition or change relating to the presence or Release of Hazardous Materials relating to the Business or the Purchased Assets), directly or indirectly, arising out of or attributable to: (i) general (domestic, foreign or global) economic, business or political conditions; (ii) conditions generally affecting the industries in which the Business operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules, including ASPE; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a materially disproportionate effect on the Business compared to other participants in the industries in which the Business operates.

“Material Contracts” has the meaning set forth in Section 4.07(a).

“Material Customers” has the meaning set forth in Section 4.14(a).

“Material Suppliers” has the meaning set forth in Section 4.14(b).

“Non-Compete Agreement” has the meaning set forth in Section 3.02(a)(ix).

“Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parties” mean both the Sellers and the Buyer;

“Party” means either a Seller or a Buyer;

“Payoff Letters” has the meaning set forth in Section 3.02(a)(viii).

“Pension Plan” means the Pension Plan for Members of Scepter Corporation (FSCO Registration No. 0901611).

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities, and includes Environmental Permits.

“Permitted Encumbrances” has the meaning set forth in Section 4.08(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Public Official” means: (a) a person who holds a legislative, administrative or judicial position of a Foreign State; (b) a person who performs public duties or functions for a Foreign State, including a person employed by a board, commission, corporation or other body or authority that is controlled by or established to perform a duty or function on behalf of the Foreign State, or is performing such a duty or function; (c) any International Organization, including any official, agent or Intermediary thereof; (d) any person exercising or assuming to exercise the powers of government over a region and its population; or (e) any person who by virtue of local culture and traditions exercises influence on the decision making of Public Officials as defined in sub-paragraphs (a) through (d) including, without limitation, tribal chiefs, shamans, spiritual leaders and members of band councils and other indigenous leadership bodies.

“Purchase Price” has the meaning set forth in Section 2.05.

“Purchased Assets” has the meaning set forth in Section 2.01.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, spraying, seepage, exhaust, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture) and includes a past, present or future event.

“Replacement Benefit Plans” has the meaning set forth in Section 6.05(f).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“Restricted Business” means the business of designing, manufacturing or distributing unique molded plastic products, including portable fuel containers.

“Restricted Period” has the meaning set forth in Section 6.07(a).

“Retention Agreements” has the meaning set forth in Section 7.02(m).

“Review Period” has the meaning set forth in Section 2.06(c)(i).

“Run-Off Insurance” has the meaning set forth in Section 7.01(c).

“Scepter” has the meaning set forth in the preamble.

“Scepter’s Accountants” means KPMG.

“Seller” and “Sellers” has the meaning set forth in the preamble.

“Seller Closing Certificate” has the meaning set forth in Section 7.02(k).

“SHI” has the meaning set forth in the preamble.

“SHI Property” has the meaning set forth in the recitals.

“Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“Statutory Plans” means benefit plans that Scepter is required by domestic or foreign statutes to participate in or contribute to in respect of an Employee, director or officer of Scepter or any beneficiary or dependent thereof, including the Canada Pension Plan and plans administered pursuant to applicable health, Tax, workplace safety insurance, workers compensation and employment insurance legislation.

“Tangible Personal Property” has the meaning set forth in Section 2.01(e).

“Target Working Capital” has the meaning set forth in Section 2.06(a)(ii).

“Taxes” means all federal, provincial, state, local, municipal, foreign and other income, sales, use, gross receipts, production, ad valorem (including goods and services tax and harmonized sales tax), transfer, land transfer, documentary, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, employee withholding, employment insurance, Canada Pension Plan, workers compensation, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), business license, real property gains, capital, windfall profits, customs or other taxes, duties, fees, assessments, reassessments, levies, or charges of any kind whatsoever and however denominated, to which either Seller is subject or may be subject to pay, withhold or collect together with any interest, additions, penalties or fines with respect thereto and any interest in respect of such additions, penalties or fines.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement, election, designation or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means North America, South America, Europe, Asia and Australia.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Bill of Sale, the Assignment and Assumption Agreement, Intellectual Property Assignments, Deeds, Assignment and Assumption of Leases, the Non-Compete Agreement, the Indemnification Agreement, and the other agreements, instruments and documents required to be delivered at the Closing.

“Transaction Expenses” means the expenses set forth in Section 2.05(a)(iii) of the Disclosure Schedules.

“Transferred Employees” has the meaning set forth in Section 6.05(a).

“Undisputed Amounts” has the meaning set forth in Section 2.06(c)(iii).

“Union” has the meaning set forth in Section 4.20(b).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, at the Closing, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers, free and clear of any Encumbrances other than Permitted Encumbrances, all of Sellers’ right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Business (collectively, the “Purchased Assets”), including, without limitation, the following:

(a) all accounts or notes receivable held by Scepter, and any security, claim, remedy or other right related to any of the foregoing (“Accounts Receivable”);

(b) all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories (“Inventory”);

(c) all Contracts, including Intellectual Property Agreements, set forth on Section 2.01(c) of the Disclosure Schedules (the “Assigned Contracts”);

(d) all Intellectual Property Assets;

(e) all furniture, fixtures, equipment, machinery, tools, vehicles, office equipment, supplies, computers, telephones and other tangible personal property (the “Tangible Personal Property”);

(f) all Owned Real Property and Leased Real Property;

(g) all Permits, including Environmental Permits, which are held by Sellers and required for the conduct of the Business as currently conducted or for the ownership and use of the Purchased Assets, including, without limitation, those listed on Section 4.17(b) and Section 4.18(b) of the Disclosure Schedules;

(h) all rights to any Actions of any nature available to or being pursued by Sellers to the extent related to the Business, the Purchased Assets or the Assumed Liabilities, whether arising by way of counterclaim or otherwise;

(i) all prepaid expenses, credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to prepaid municipal or utility Taxes);

(j) all of Sellers’ rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(k) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities;

(l) originals, or where not available, copies and recordings of all books and records, including, but not limited to, books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Intellectual Property Assets and the Intellectual Property Agreements, including all records, data and information stored electronically or on computer related media (collectively, “Books and Records”); and

(m) all goodwill and the going concern value of the Business.

Section 2.02 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

(a) Contracts, including Intellectual Property Agreements, that are not Assigned Contracts, which are specifically set forth in Section 2.02(a) of the Disclosure Schedules (the “Excluded Contracts”);

(b) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Sellers;

(c) all Employee Plans, their respective assets, and all related Contracts, Books and Records and data relating to the Employee Plans;

(d) the assets, properties and rights specifically set forth on Section 2.02(d) of the Disclosure Schedules;

(e) the rights which accrue or will accrue to Sellers under the Transaction Documents; and

(f) Tax installments paid by any of the Sellers and all rights to receive a refund of, and any credit in respect of, Taxes paid to any of the Sellers, other than any Taxes prescribed pursuant to Section 2.01(i).

Section 2.03 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Sellers (collectively, the “Assumed Liabilities”), and no other Liabilities:

(a) all trade accounts payable of Scepter to third parties in connection with the Business that remain unpaid as of the Effective Time and either are accounted for on the Interim Balance Sheet Date or arose in the ordinary course of business consistent with past practice since the Interim Balance Sheet Date;

(b) all Liabilities in respect of the Assigned Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Sellers on or prior to the Closing;

(c) to the extent included as a Current Liability in the Closing Working Capital, any Liabilities of Sellers for any present or former employees, officers, directors, retirees, independent contractors or consultants of Sellers, including, without limitation, any Liabilities associated with any claims for wages, bonuses, expense reimbursement, accrued vacation, workers’ compensation, severance, retention, termination or other payments; and

(d) those Liabilities of Sellers set forth on Section 2.03(d) of the Disclosure Schedules.

Section 2.04 Excluded Liabilities. Notwithstanding the provisions of Section 2.03 or any other provision in this Agreement to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Sellers or any of their Affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Sellers shall, and shall cause each of their Affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

(a) any Liabilities of Sellers arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

(b) any Liability for (i) Taxes of Sellers (or any stockholder or Affiliate of Sellers) or relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period, including for greater certainty and except as provided herein, Taxes that arise out of the consummation of the transactions contemplated hereby and that are the responsibility of Sellers; or (ii) other Taxes of Sellers (or any stockholder or Affiliate of Sellers) of any kind or description (including any Liability for Taxes of Sellers (or any stockholder or Affiliate of Sellers) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law);

(c) any Liabilities relating to or arising out of the Excluded Assets;

(d) any Liabilities in respect of any pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date;

(e) any product Liability or similar claim for injury to a Person or property which arises out of or is based upon any express or implied representation, warranty, agreement or guaranty made by Sellers, or by reason of the improper performance or malfunctioning of a product, improper design or manufacture, failure to adequately package, label or warn of hazards or other related product defects of any products at any time manufactured or sold or any service performed by Sellers;

(f) any recall, design defect or similar claims of any products manufactured or sold or any service performed by Sellers;

(g) any Liabilities of Sellers arising under or in connection with any Employee Plans and their related Contracts;

(h) any Liabilities of Sellers relating to the presence or Release of Hazardous Materials, existing on or prior to the Closing, provided, however, except to the extent arising out of or contributed to by the acts or omissions of the Buyer or the Buyer’s agents, contractors or other representatives;

(i) any trade accounts payable of Sellers (i) to the extent not accounted for on the Interim Balance Sheet; (ii) which constitute intercompany payables owing to Affiliates of Sellers; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business;

(j) any Liabilities of the Business relating to or arising from unfulfilled commitments, quotations, purchase orders, customer orders or work orders that (i) do not constitute part of the Purchased Assets issued by the Business’ customers to Sellers on or before the Closing; (ii) did not arise in the ordinary course of business; or (iii) are not validly and effectively assigned to Buyer pursuant to this Agreement;

(k) any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Sellers (including with respect to any breach of fiduciary obligations by same), except for indemnification of same pursuant to the Indemnification Agreement as Seller indemnitees;

(l) any Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Sellers of such Contracts prior to Closing;

(m) any Liabilities associated with debt, loans or credit facilities of Sellers and/or the Business owing to financial institutions; and

(n) any Liabilities arising out of, in respect of or in connection with the failure by Sellers or any of their Affiliates to comply with any Law or Governmental Order.

Section 2.05 Purchase Price. The aggregate purchase price for the Purchased Assets shall be US $118,000,000.00, subject to adjustment pursuant to Section 2.06 hereof and, if and to the extent applicable, subject to the adjustment prescribed by Section 7.01(c) (the “Purchase Price”), plus the assumption of the Assumed Liabilities. The Purchase Price shall be paid as follows:

(a) On the Closing Date, Buyer shall remit to Sellers the Purchase Price, adjusted as provided in Section 2.06 and, if and to the extent applicable, adjusted as prescribed by Section 7.01(c), less:

(i) the Escrow Amount;

(ii) the amount of Indebtedness of each Seller, as more particularly described in Section 2.05(a)(ii) of the Disclosure Schedules, which shall be paid to each relevant lender thereof to one or more account(s) specified or pursuant to the applicable Payoff Letter, in order to repay such portion of each Seller’s Indebtedness that is secured against any of the Purchased Assets and to release all Encumbrances against any of the Purchased Assets other than the Permitted Encumbrances (collectively in respect of the Sellers, the “Indebtedness Repayment”);

(iii) the amount of Transaction Expenses, which shall be paid to the respective Persons and in the respective amounts set forth in Section 2.05(a)(iii) of the Disclosure Schedules.

Buyer shall remit the Purchase Price, adjusted as provided in Section 2.06, less the amounts in (i) through (iii) directly above, by wire transfer of immediately available funds to an account designated in writing by Sellers to Buyer no later than two Business Days prior to the Closing Date.

(b) The Escrow Amount shall be deposited by wire transfer of immediately available funds into an account designated by the Escrow Agent and shall be held and distributed in accordance with the terms of the Escrow Agreement.

Section 2.06 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least three Business Days before the Closing, Scepter shall prepare and deliver to Buyer a statement setting forth its good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated balance sheet of Scepter as of the Effective Time (without giving effect to the transactions contemplated herein) and a calculation of the Estimated Closing Working Capital, substantially in the form of Section 2.06(a)(i) of the Disclosure Schedules (the “Estimated Closing Working Capital Statement”), and a certificate of the Chief Financial Officer of Scepter that the Estimated Closing Working Capital Statement was prepared in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures, in all material respects, with consistent classifications, judgments and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

(ii) The “Closing Adjustment” shall be an amount equal to the Estimated Closing Working Capital minus CDN $17,763,000.00 (the “Target Working Capital”). If the Closing Adjustment is a positive number, the Purchase Price amount to be paid at Closing shall be increased by the amount of the Closing Adjustment. If the Closing Adjustment is a negative number, the Purchase Price amount to be paid at Closing shall be reduced by the amount of the Closing Adjustment.

(b) Post-Closing Adjustment.

(i) As soon as practicable, but no later than 60 days after the Closing Date, Buyer shall prepare and deliver to Scepter a statement setting forth its calculation of Closing Working Capital, calculated in a manner consistent with the Estimated Closing Working Capital, which statement shall also contain a balance sheet of the Business as of the Effective Time (without giving effect to the transactions contemplated herein) (the “Closing Working Capital Statement”) and a certificate of the Chief Financial Officer of Buyer that the Closing Working Capital Statement was prepared in accordance with ASPE applied using the same accounting methods, practices, principles, policies and procedures, in all material respects, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited Financial Statements for the most recent fiscal year end.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall pay to Scepter an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number, Scepter shall pay to Buyer an amount equal to the Post-Closing Adjustment.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Scepter shall have 30 days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Scepter and Scepter’s Accountants shall be provided with full access to and the right to review and copy the relevant books and records of Buyer, the personnel of, and the work papers prepared by,

Buyer and/or Buyer’s Accountants and full access to the personnel responsible for such books, records and work papers, in all cases to the extent that such books, records and work papers relate to the Closing Working Capital Statement and to such historical financial information relating to the Closing Working Capital Statement as Scepter may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not materially or unreasonably interfere with the normal business operations of Buyer.

(ii) Objection. On or prior to the last day of the Review Period, Scepter may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Scepter’s objections in reasonable detail, indicating each disputed item or amount and the basis for Scepter’s disagreement therewith (the “Statement of Objections”). If Scepter fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Scepter. If Scepter delivers the Statement of Objections before the expiration of the Review Period, Buyer and Scepter shall negotiate in good faith to resolve such objections within 30 days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Scepter, shall be final and binding.

(iii) Resolution of Disputes. If Scepter and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of Deloitte LLP or, if Deloitte LLP is unable to serve, Buyer and Scepter shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Scepter’s Accountants or Buyer’s Accountants (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountants. The terms of appointment and engagement of the Independent Accountants shall be as agreed upon between Buyer and Scepter based on reasonable and customary arrangements for such services, and any associated fees shall initially be borne 50% by Buyer and 50% by Scepter; provided such fees shall ultimately be allocated between Buyer, on the one hand, and Scepter, on the other hand, as follows: Scepter shall be responsible for a portion of the fees and expenses of the Independent Accountants equal to 100% multiplied by a fraction, the numerator of which is the amount of Disputed Amounts submitted to the Independent Accountants that are resolved in favor of Buyer (that being the difference between the Independent Accountants’ determination and Scepter’s determination) and the denominator of which is the total amount of Disputed Amounts submitted to the Independent Accountants (that being the sum total by which Buyer’s determination and Scepter’s determination differ from the determination of the Independent Accountants). Buyer shall be responsible for that portion of the fees and expenses of the Independent Accountants that Scepter is not required to pay hereunder. Within ten (10) days of the Independent Accountants’ determination of the Disputed Amounts in accordance with this Section 2.06(c)(iv), each of Scepter and Buyer, as applicable shall pay the other the amount required so that the allocation for responsibility for the Independent Accountants’ fee is consistent with this Section 2.06(c)(iv).

(v) Determination by Independent Accountants. The Independent Accountants shall be requested to make a determination as soon as practicable and in any event within 30 days (or such other time as the Parties shall agree in writing) after referral of the matter to such Independent Accountants, which determination must be in writing and must set forth in reasonable detail, the basis therefor. Buyer and Buyer’s Accountants shall each furnish to the Independent Accountants such work papers and other documents and information relating to the Disputed Amounts, and shall provide interviews and answer questions, as such Independent Accountants may reasonably request. The Independent Accountants’ resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the Parties.

(vi) Payments of Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in clause (v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or Scepter, as the case may be. Any payment of the Post-Closing Adjustment owed by Scepter to Buyer shall be paid by the Escrow Agent from the Working Capital Escrow Amount pursuant to the terms of the Escrow Agreement. If payment of the Post-Closing Adjustment is owed by Scepter to Buyer and the Post-Closing Adjustment is larger than the Working Capital Escrow Amount, Scepter shall pay to Buyer the remainder of the Post-Closing Adjustment that was not paid from the Working Capital Escrow Amount, such payment to be made by wire transfer of immediately available funds to such account as directed by Buyer. In the event of any payment of the Post-Closing Adjustment owing by Buyer to Scepter and there is a balance remaining of the Working Capital Escrow Amount after any Post-Closing Adjustment paid pursuant to the Eco One Purchase Agreement, forthwith upon such determination, the Working Capital Escrow Amount shall also be released in its entirety together with all accrued interest thereon by the Escrow Agent to Sellers and Buyer shall timely cooperate and provide any written authorization or direction to the Escrow Agent as prescribed under the Escrow Agreement to facilitate such release.

(vii) Conversion to US Dollars. For purposes of this Section 2.06, the Estimated Closing Working Capital, the Closing Working Capital, the Closing Adjustment, the Post-Closing Adjustment, and the Target Working Capital, all as initially determined in Canadian dollars, shall be converted to US dollars using the exchange rate, as published in The Wall Street Journal, as of the close of business on the Closing Date.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.06 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.

Section 2.07 Allocation of Purchase Price. Sellers and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for Tax purposes as shown on the allocation schedule attached hereto as Exhibit A (the “Allocation Schedule”). Any adjustments to the Purchase Price pursuant to Section 2.06 herein shall be allocated in a manner consistent with the Allocation Schedule.

ARTICLE III

CLOSING

Section 3.01 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held no later than two Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Benesch, Friedlander, Coplan & Aronoff LLP, 200 Public Square, Suite 2300, Cleveland, Ohio 44114, or at such other time or on such other date or at such other place as Sellers and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”). Possession of the Purchased Assets will be given to Buyer as of the Effective Time.

Section 3.02 Closing Deliverables.

(a) At the Closing, Sellers shall deliver to Buyer the following:

(i) the Escrow Agreement duly executed by Sellers;

(ii) a bill of sale in the form agreed to by the Parties (the “Bill of Sale”) and duly executed by Scepter, transferring the tangible personal property included in the Purchased Assets to Buyer;

(iii) an assignment and assumption agreement in the form agreed to by the Parties (the “Assignment and Assumption Agreement”) and duly executed by Scepter, effecting the assignment to and assumption by Buyer of the Purchased Assets and the Assumed Liabilities;

(iv) an assignment in the form agreed to by the Parties (the “Intellectual Property Assignments”) and duly executed by Scepter, transferring all of Scepter’s right, title and interest in and to the Intellectual Property Assets to Buyer;

(v) with respect to each parcel of Owned Real Property in Ontario, a transfer of lands in registrable form which includes statements of Seller’s solicitors pursuant to Sections 50(22)(a) and (b) of the Planning Act (Ontario) together with a declaration of possession sworn by a senior officer of the Seller in form and substance satisfactory to Buyer (each, a “Deed”) and duly executed and notarized by the applicable Seller;

(vi) with respect to each Lease, an Assignment and Assumption of Lease in form and substance satisfactory to Buyer (each, an “Assignment and Assumption of Lease”) and duly executed by Scepter;

(vii) with respect to any lease of premises within the Owned Real Property by third parties, which is a Permitted Encumbrance, an assignment and assumption thereof in form satisfactory to Buyer and duly executed by the applicable parties;

(viii) payoff letters (each, a “Payoff Letter”) for the Indebtedness Repayment of each Seller evidencing the payment in full of the applicable portion of the Indebtedness of each Seller required to be repaid in accordance with this Agreement;

(ix) the Non-Compete Agreement in the form agreed to by the Parties on or before five Business Days prior to Closing (the “Non-Compete Agreement”) and duly executed by Robert Torokvei;

(x) the Seller Closing Certificate;

(xi) the certificates of the Secretary or Assistant Secretary of each Seller required by Section 7.02(l); and

(xii) such other customary instruments of transfer, assumption, filings or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement.

(b) At the Closing, Buyer shall deliver to Sellers the following:

(i) the Purchase Price less the Escrow Amount, the Indebtedness Repayment, and Transaction Expenses;

(ii) the Escrow Agreement duly executed by Buyer;

(iii) the Assignment and Assumption Agreement duly executed by Buyer;

(iv) with respect to each Lease, an Assignment and Assumption of Lease duly executed by Buyer;

(v) the Non-Compete Agreement duly executed by Buyer;

(vi) the Buyer Closing Certificate; and

(vii) the certificates of the Secretary or Assistant Secretary of Buyer required by Section 7.03(h).

(c) At the Closing, Buyer shall deliver the Escrow Amount to the Escrow Agent to be held and distributed in accordance with the terms of the Escrow Agreement.

Section 3.03 Non-Assignable Contracts. To the extent that any of the Purchased Assets (collectively, the “Rights” or individually, a “Right”) is not capable of being transferred without the approval, consent or waiver of any third Person, or if the transfer of a Right would constitute a breach of any obligation under, or a violation of, any agreement or any Laws, unless the approval, consent or waiver of such third Person is obtained and remedies such breach or violation, then except as expressly otherwise provided in this Agreement and without limiting the rights and remedies of the Buyer contained elsewhere in this Agreement, this Agreement shall not constitute an agreement to transfer such Rights unless and until such approval, consent or waiver has been obtained. After the Closing and until all such Rights are transferred to the Buyer, the Sellers, respectively, shall, to the extent permitted by applicable Law, use commercially reasonable efforts to:

(a) maintain their corporate existence and hold the Rights, as bare trustees and agents for the Buyer;

(b) comply with the terms and provisions of the Rights, as bare trustees and agents for the Buyer, at the Buyer’s cost and for the Buyer’s benefit;

(c) cooperate with the Buyer in any reasonable and lawful arrangements designed to provide the benefits of such Rights to the Buyer; and

(d) enforce, at the request of the Buyer and at the expense and for the account of the Buyer, any rights of the Sellers arising from such Rights against any third Person, including the right to elect to terminate any such rights in accordance with the terms of such rights upon the written direction of the Buyer.

In order that the full value of the Rights may be realized for the benefit of the Buyer, and provided, however, that the Sellers shall, to the extent reasonably required, have received the required level of cooperation from the Buyer in respect of the Sellers’ required performance of the covenants and obligations under the Rights, the Sellers shall, at the request and direction of the Buyer and at the Buyer’s expense, in the name of the Sellers or otherwise as the Buyer may specify, take all such action and do or cause to be done all such things as are, in the opinion of the Buyer acting reasonably, necessary or proper in order that the obligations of the Sellers under such Rights may be performed in such manner that the value of such Rights is preserved and enures to the benefit of the Buyer, and that any moneys due and payable and to become due and payable to the Sellers in and under the Rights are received by or for the benefit of the Buyer. The Sellers shall promptly pay to the Buyer all moneys collected by or paid to it in respect of every such Right net of the aggregate amount of any related out-of-pocket costs and expenses incurred by Sellers, which costs and expenses were for the Buyer’s account as herein prescribed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Sellers jointly and severally represent and warrant to Buyer that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Qualification of Sellers. Each Seller is a corporation duly organized, resident in Canada for the purposes of the Income Tax Act (Canada,) validly existing and in good standing under the Laws of the province of Ontario and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and, with respect to Scepter, to carry on the Business as currently conducted. Section 4.01 of the Disclosure Schedules sets forth each jurisdiction in which each Seller is licensed or qualified to do business, and each Seller is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Business as currently conducted makes such licensing or qualification necessary.

Section 4.02 Authority of Sellers. Each Seller has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which such Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each Seller of this Agreement and any other Transaction Document to which such Seller is a party, the performance by such Seller of its obligations hereunder and thereunder and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement has been duly executed and delivered by each Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. When each other Transaction Document to which each Seller is or will be a party has been duly executed and delivered by such Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of such Seller enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by each Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or other organizational documents of either Seller; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to either Seller, the Business or the Purchased Assets; (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Assigned Contract or Permit to which either Seller is a party or by which either Seller or the Business is bound or to which any of the Purchased Assets are subject (including any Assigned Contract); or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on the Purchased Assets. Except as set forth in Section 4.03 of the Disclosure Schedules, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to either Seller in connection with the execution and delivery of this Agreement or any of the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 4.04 Financial Statements. Complete copies of the audited financial statements consisting of the balance sheet of the Business as of December 31 in each of the years 2013 and 2012 and the related statements of earnings and retained earnings and cash flows for the years then ended (the “Audited Financial Statements”), and unaudited financial statements consisting of the balance sheet of the Business as of April 4, 2014 and the related statements of earnings for the three-month period then ended (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”) have been delivered to Buyer. The Financial Statements have been prepared in accordance with ASPE applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Financial Statements), except that the Audited Financial Statements have been prepared on the basis of certain materiality guidelines, which are set forth in Section 4.04 of the Disclosure Schedules. The Financial Statements are based on the books and records of the Business, and fairly present in all material respects the financial condition of the Business as of the respective dates they were prepared and the results of the operations of the Business for the periods indicated. The balance sheet of the Business as of December 31, 2013 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date” and the balance sheet of the Business as of April 4, 2014 is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date”. Scepter maintains a standard system of accounting for the Business established and administered in accordance with ASPE in all material respects.

Section 4.05 Undisclosed Liabilities. Sellers have no Liabilities with respect to the Business, except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which are disclosed in Section 4.05 of the Disclosure Schedules; and (c) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which do not exceed $25,000.00 in the aggregate and do not have a Material Adverse Effect.

Section 4.06 Absence of Certain Changes, Events and Conditions. Except as described in Section 4.06 of the Disclosure Schedule, since the Balance Sheet Date, and other than in the ordinary course of business consistent with past practice, there has not been any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) declaration or payment of any dividends or distributions on or in respect of any of either Seller’s capital stock or redemption, purchase or acquisition of either Seller’s capital stock;

(c) material change in any method of accounting or accounting practice for the Business, except as required by ASPE or as disclosed in the notes to the Financial Statements;

(d) material change in cash management practices and policies, practices and procedures with respect to collection of Accounts Receivable, establishment of reserves for uncollectible Accounts Receivable, accrual of Accounts Receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(e) entry into any Contract that would constitute a Material Contract;

(f) incurrence, assumption or guarantee of any indebtedness for borrowed money in connection with the Business except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(g) transfer, assignment, sale or other disposition of any of the Purchased Assets shown or reflected in the Balance Sheet, except for the sale of Inventory in the ordinary course of business;

(h) cancellation of any debts or claims or amendment, termination or waiver of any rights constituting Purchased Assets;

(i) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Intellectual Property Assets or Intellectual Property Agreements;

(j) material damage, destruction or loss, or any material interruption in use, of any Purchased Assets, whether or not covered by insurance;

(k) acceleration, termination, material modification to or cancellation of any Assigned Contract or Permit;

(l) material capital expenditures which would constitute an Assumed Liability;

(m) imposition of any Encumbrance upon any of the Purchased Assets;

(n) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of any Employees, other than as provided for in any written agreements or required by applicable Law, (ii) change in the terms of employment for any Employee or any termination of any Employee for which, in each such case, the aggregate costs and expenses exceed $25,000.00, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any Employee under any Employee Plan;

(o) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any Employee, (ii) Employee Plan, or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(p) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any directors, officers or employees of the Business;

(q) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(r) purchase, lease or other acquisition of the right to own, use or lease any property or assets in connection with the Business for an amount in excess of $10,000, individually (in the case of a lease, per annum) or $50,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of Inventory or supplies in the ordinary course of business consistent with past practice; or

(s) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 4.07 Material Contracts.

(a) Section 4.07(a) of the Disclosure Schedules lists each of the following Contracts (other than any Contracts that shall constitute or be in respect of Excluded Contracts or relate to Excluded Assets or Excluded Liabilities) by which any of the Purchased Assets are bound or affected or to which either Seller is a party or by which it is bound in connection with the Business or the Purchased Assets (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage Contracts) listed or otherwise disclosed in Section 4.10(a) of the Disclosure Schedules and all Contracts relating to Intellectual Property set forth in Section 4.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract involving aggregate annual consideration in excess of $100,000.00 and which cannot be cancelled without penalty or without more than 90 days’ notice;

(ii) all Assigned Contracts that require either Seller to purchase or sell a stated portion of the requirements or outputs of the Business or that contain “take or pay” provisions;

(iii) all Contracts that provide for the indemnification of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) and which are not cancellable without material penalty or without more than 90 days’ notice;

(vii) all Contracts relating to Indebtedness (including, without limitation, guarantees), but excluding Contracts relating to trade receivables;

(viii) all Contracts with any Governmental Authority;

(ix) all Contracts that limit or purport to limit the ability of either Seller to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) all joint venture, partnership or similar Contracts;

(xi) all Contracts for the sale of any of the Purchased Assets or for the grant to any Person of any option, right of first refusal or preferential or similar right to purchase any of the Purchased Assets;

(xii) all powers of attorney with respect to the Business or any Purchased Asset;

(xiii) all collective bargaining agreements or Contracts with any Union; and

(xiv) all Assigned Contracts that are material to the Purchased Assets or the operation of the Business and not previously disclosed pursuant to this Section 4.07.

(b) Each Material Contract is valid and binding on the applicable Seller party to such Material Contract and, to Sellers’ Knowledge, the other party thereto, in accordance with its terms and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting the rights and remedies of creditors generally. Except as disclosed in Section 4.07(b) of the Disclosure Schedules, neither of the Sellers nor, to Sellers’ Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. To Sellers’ Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer. Except as disclosed in Section 4.07(b) of the Disclosure Schedules, there are no material disputes pending or, to Sellers’ Knowledge, threatened under any Assigned Contract included in the Purchased Assets.

Section 4.08 Title to Purchased Assets. Sellers have good and marketable title to all of the Purchased Assets (other than the Real Property and Leased Property, which are addressed in Section 4.10), free and clear of any and all Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(a) those items set forth in Section 4.08 of the Disclosure Schedules;

(b) liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet;

(c) mechanics’, carriers’, workmen’s, repairmen’s, construction, materialmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent, not registered on title to the Owned Real Property and in respect of which adequate holdbacks are maintained under applicable laws and which are not, individually or in the aggregate, material to the Business or the Purchased Assets;

(d) servitudes, easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the Business or the Purchased Assets, which do not prohibit or interfere in any material respect with the current operation of any Real Property and which do not render title to any Real Property unmarketable;

(e) security given in the ordinary course of the Business to any public utility or Governmental Authority in connection with the operations of the Business, other than security for borrowed money;

(f) the reservations in any original grants from the Crown of any Real Property or interest therein and statutory exceptions to title that do not materially detract from the value of the Real Property concerned or materially impair its use in the operation of the Business; or

(g) other than with respect to Owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Business or the Purchased Assets.

Section 4.09 Condition and Sufficiency of Assets. Other than the SHI Property, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other material items of tangible personal property included in the Purchased Assets are structurally sound, are in good operating condition and in a state of good repair and maintenance in all material respects, and are adequate for the uses to which they are being put. Except as disclosed in Section 4.09 of the Disclosure Schedules, none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of material maintenance or repairs except for ordinary, routine maintenance and repairs consistent with past practice. Assuming the third party consents addressed in Section 6.08 are obtained, the Purchased Assets are sufficient in all material respects for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the material rights, property and assets necessary to conduct the Business in all material respects as currently conducted. None of the Excluded Assets are material to the Business.

Section 4.10 Real Property

(a) Section 4.10(a) of the Disclosure Schedules sets forth each parcel of real property owned by Sellers and used in or necessary for the conduct of the Business as currently conducted (together with all buildings, fixtures, structures and improvements situated thereon and all easements, rights-of-way and other rights and privileges appurtenant thereto, collectively, the “Owned Real Property”), including with respect to each property, the address location, legal description and current use. Sellers have delivered to Buyer copies of the deeds and other instruments (as recorded) by which Sellers acquired each parcel of Owned Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Sellers with respect to each parcel. With respect to each parcel of Real Property:

(i) Sellers have good and marketable fee simple title, free and clear of all Encumbrances, except: (A) Permitted Encumbrances; and (B) those Encumbrances set forth on Section 4.10(a)(i) of the Disclosure Schedules;

(ii) except as set forth in Section 4.10(a)(ii) of the Disclosure Schedules, Sellers have not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof or any option therefor. With respect to any such Leases set forth in Section 4.10(a)(ii) of the Disclosure Schedules:

(A)	such Lease is valid, binding, enforceable and in full force and effect, and the lessee enjoys peaceful and undisturbed possession of the Leased Real Property;

(B)	Scepter is not in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and the lessee has paid all rent due and payable under such Lease; and

(C)	Scepter has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Scepter under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein.

(b) Section 4.10(b) of the Disclosure Schedules sets forth each parcel of real property leased by Scepter and used in or necessary for the conduct of the Business as currently conducted (together with all rights, title and interest of Scepter in and to leasehold improvements relating thereto, including, but not limited to, security deposits, reserves or prepaid rents paid in connection therewith, collectively, the “Leased Real Property”), and a true and complete list of all leases, subleases, licenses, concessions and other agreements (whether written or oral), including all amendments, extensions renewals, guaranties and other agreements with respect thereto, pursuant to which Scepter holds any Leased Real Property (collectively, the “Leases”). Scepter has delivered to Buyer a true and complete copy of each Lease. With respect to each Lease:

(i) such Lease is valid, binding, enforceable and in full force and effect, and Scepter enjoys peaceful and undisturbed possession of the Leased Real Property;

(ii) Scepter is not in breach or default under such Lease and, to the Knowledge of the Sellers, no event has occurred or circumstance exists which, with the delivery of notice, passage of time or both, would constitute such a breach or default, and Scepter has paid all rent due and payable under such Lease;

(iii) Scepter has not received nor given any notice of any default or event that with notice or lapse of time, or both, would constitute a default by Scepter under any of the Leases and, to the Knowledge of Sellers, no other party is in default thereof, and no party to any Lease has exercised any termination rights with respect thereto;

(iv) Scepter has not subleased, assigned or otherwise granted to any Person the right to use or occupy such Leased Real Property or any portion thereof; and

(v) Scepter has not pledged, mortgaged or otherwise granted an Encumbrance on its leasehold interest in any Leased Real Property.

(c) Neither Seller has received any written notice of (i) violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Real Property, (ii) existing, pending or, to the Sellers’ Knowledge, threatened condemnation proceedings affecting the Real Property, or (iii) existing, pending or, to the Sellers’ Knowledge, threatened zoning, building code or other moratorium proceedings, or similar matters which would reasonably be expected to adversely affect the ability to operate the Real Property as currently operated. Neither the whole nor any material portion of any Real Property has been damaged or destroyed by fire or other casualty.

(d) The Real Property is sufficient for the continued conduct of the Business after the Closing in the same manner as conducted prior to the Closing and constitutes all of the real property necessary to conduct the Business as currently conducted.

Section 4.11 Intellectual Property.

(a) Section 4.11(a) of the Disclosure Schedules lists all (i) Intellectual Property Registrations and (ii) Intellectual Property Assets, including software, that are not registered but that are material to the operation of the Business. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars in all material respects, neither of the Sellers have received notice of default in payment of any filings or fees in relation thereto, which default or defaults were not subsequently corrected, and all Intellectual Property Registrations are otherwise in good standing in all material respects. Scepter has provided Buyer with a true and complete listing of all Intellectual Property Registrations as well as copies of file histories, documents, certificates, office actions, correspondence and other materials in its possession or control related to all Intellectual Property Registrations.

(b) Section 4.11(b) of the Disclosure Schedules lists all Intellectual Property Agreements. Scepter has provided Buyer with true and complete copies of all such Intellectual Property Agreements, including all written modifications, amendments and supplements thereto and waivers thereunder. To Sellers’ Knowledge, each Intellectual Property Agreement is valid and binding on Scepter in accordance with its terms and is in full force and effect. Except as disclosed in Section 4.11(b) of the Disclosure Schedules, to Sellers’ Knowledge, no party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any Intellectual Property Agreement. Except as set forth in Section 4.11(b) of the Disclosure Schedules, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Intellectual Property Agreement or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c) Except as set forth in Section 4.11(c) of the Disclosure Schedules, Scepter is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets and, to Sellers’ Knowledge, Scepter has the valid right and authority to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances. Except as set forth in Section 4.11(c) of the Disclosure Schedules, all of the Intellectual Property Assets that have been developed or created by Employees, or pursuant to Contracts with consultants or contractors, have been assigned to Scepter in writing or in such other enforceable manner and can be further assigned by Scepter to the Buyer without consent. All such Employees, consultants and contractors have waived in favour of Scepter all moral rights they have or may have in or related to the Intellectual Property Assets. Except as set forth in Section 4.11(c) of the Disclosure Schedules, no Person has been granted any interest in or right to use all or any portion of the Intellectual Property Assets.

(d) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements are all of the Intellectual Property necessary to operate the Business as presently conducted. Except as set forth in Section 4.11(d) of the Disclosure Schedules, the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e) To Sellers’ Knowledge, Scepter’s rights in the Intellectual Property Assets are valid, subsisting and enforceable. Except as set forth in Section 4.11(e) of the Disclosure Schedules, Scepter has taken all reasonable steps to maintain the Intellectual Property Assets and to protect and preserve the confidentiality of all trade secrets included in the Intellectual Property Assets.

(f) To Sellers’ Knowledge, except as set forth in Section 4.11(f) of the Disclosure Schedules, the conduct of the Business as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Scepter, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property or other rights of any Person. To Sellers’ Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(g) Except as set forth in Section 4.11(g) of the Disclosure Schedules, there are no Actions (including any oppositions, cancellations, interferences or re-examinations) settled, pending or to the Sellers’ Knowledge, threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Scepter in connection with the Business; (ii) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Scepter’s rights with respect to any Intellectual Property Assets; or (iii) by Scepter or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. Scepter is not subject to any outstanding or, to Sellers’ Knowledge, any prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets in any material respect.

(h) To the Knowledge of Sellers, no misuse or misappropriation of Personal Information has occurred in respect of the Business. No written claims of any misuse or misappropriation of Personal Information have been made or asserted in respect of the operations of the Business. To the Knowledge of Sellers, each Seller has conducted its business at all times in material compliance with the Law applicable to privacy and the protection of Personal Information. As used in this Agreement, “Personal Information” means any factual or subjective information, recorded or not, about an employee of the respective Seller, independent contractor of the respective Seller, executive, client, or supplier of the respective Seller, or natural person who is a shareholder of the respective Seller, or about any other identifiable individual, including any record that can be manipulated, linked or matched by a reasonably foreseeable method to identify an individual.

(i) The computer systems, including the software (including source code, object code, executable code, systems, tools, data, databases, firmware and related documentation), hardware (whether general or special purpose), networks, interfaces, servers, sites, circuits and platforms that are owned by or under the control of, or operated, used, distributed, provided, licensed, leased by or on behalf of, Scepter in the conduct of the Business (collectively, the “Scepter Systems”) are sufficient in all material respects for the needs of the Business as currently conducted. Except as set forth in Section 4.11(i) of the Disclosure Schedules, there have been no failures, breakdowns, or continued substandard performance of any Scepter Systems that have caused the substantial disruption or interruption in or to the use of the Scepter Systems or the operation of the Business in any material respect. To Sellers’ Knowledge, none of the Scepter Systems have been subject to any malicious code (including any viruses, bugs, bots, disabling code, spyware, rootkits, time bombs or Trojan horses) and none of the data or information stored or contained therein or transmitted, accessed or processed thereby has been damaged, destroyed, lost, corrupted, altered or misused. Scepter has taken commercially reasonable steps to provide for the security, continuity and integrity of the Scepter Systems and the back-up and recovery of data and information stored or contained therein or processed thereby. To Sellers’ Knowledge, there have been no unauthorized intrusions or breaches of the security thereof or other unauthorized access or use of any of the foregoing data or information or the Scepter Systems that have resulted in, or would reasonably be expected to adversely affect the Business in any material respect.

Section 4.12 Inventory. All Inventory, whether or not reflected in the Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business consistent with past practice, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by Scepter free and clear of all Encumbrances, and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of Scepter.

Section 4.13 Accounts Receivable. The Accounts Receivable reflected on the Interim Balance Sheet and the Accounts Receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by Scepter involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of Scepter not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business, are collectible in full within 90 days after billing other than as disclosed in Section 4.13 of the Disclosure Schedules. The reserve for bad debts shown on the Interim Balance Sheet or, with respect to Accounts Receivable arising after the Interim Balance Sheet Date, on the accounting records of the Business have been determined in accordance with ASPE, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 4.14 Customers and Suppliers.

(a) Section 4.14(a) of the Disclosure Schedules sets forth with respect to the Business (i) each customer of Scepter for which total sales to such customer of goods or services exceeds $500,000.00 for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the aggregate amount of sales to each Material Customer during such periods. To the Knowledge of Sellers, except as set forth in Section 4.14(a) of the Disclosure Schedules, Scepter has not received any notice, and has no reason to believe, that any of the Material Customers has ceased, or intends to cease after the Closing, to use the goods or services of the Business or to otherwise terminate or materially reduce its relationship with the Business.

(b) Section 4.14(b) of the Disclosure Schedules sets forth with respect to the Business (i) each supplier from whom Scepter has purchased goods or services in an aggregate amount exceeding $500,000.00 for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases made by Scepter from each Material Supplier during such periods. To the Knowledge of Sellers, except as set forth in Section 4.14(b) of the Disclosure Schedules, Scepter has not received any notice, and has no reason to believe, that any of the Material Suppliers has ceased, or intends to cease, to supply goods or services to the Business or to otherwise terminate or materially reduce its relationship with the Business.

Section 4.15 Insurance. Section 4.15 of the Disclosure Schedules sets forth (a) a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, fiduciary liability and other casualty and property insurance maintained by Sellers or their Affiliates and relating to the Business, the Purchased Assets or the Assumed Liabilities (collectively, the “Insurance Policies”); and (b) with respect to the Business, the Purchased Assets or the Assumed Liabilities, a list of all pending claims and the claims history for Sellers for the previous 5 year period. Except as set forth on Section 4.15 of the Disclosure Schedules, there are no claims related to the Business, the Purchased Assets or the Assumed Liabilities pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. Neither Sellers nor any of their Affiliates have received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if not yet due, accrued. All such Insurance Policies (a) are in full force and effect and enforceable in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. None of Sellers or any of their Affiliates is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Business and are sufficient for compliance with all applicable Laws and Contracts to which either Seller is a party or by which it is bound. True and complete copies of the Insurance Policies have been made available to Buyer.

Section 4.16 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 4.16(a) of the Disclosure Schedules, there are no Actions pending or, to Sellers’ Knowledge, threatened against or by either Seller (a) relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities; or (b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the Business, the Purchased Assets or the Assumed Liabilities.

Section 4.17 Compliance With Laws; Permits.

(a) Except as set forth in Section 4.17(a) of the Disclosure Schedules, each Seller has complied, and is now complying, in all material respects with all Laws applicable to the conduct of the Business as currently conducted or the Purchased Assets.

(b) All Permits required for Sellers to conduct the Business as currently conducted or for the Purchased Assets have been obtained by Sellers and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 4.17(b) of the Disclosure Schedules lists all current Permits issued to Sellers which are related to the conduct of the Business as currently conducted or the ownership or use of the Purchased Assets, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 4.17(b) of the Disclosure Schedules.

Section 4.18 Environmental Matters.

(a) Except as disclosed in Section 4.18(a) of the Disclosure Schedules, the operations of Sellers with respect to the Business and the Purchased Assets are currently in compliance with all Environmental Laws. Neither Seller has received from any Person, with respect to the Business or the Purchased Assets, any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) Each Seller has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 4.18(b) of the Disclosure Schedules) necessary for the conduct of the Business as currently conducted or the ownership, lease, operation or use of the Purchased Assets and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by such Seller through the Closing Date in accordance with Environmental Law, and such Seller is not aware of any condition, event or circumstance relating to or arising in respect of the Environmental Permits that might reasonably result in any material change to the Business or the Purchased Assets or the revocation of any such Environmental Permit. With respect to any such Environmental Permits, each Seller is not aware of any condition, event or circumstance that might prevent or impede the transferability of the same, and has not received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There has been no Release of Hazardous Materials with respect to the Business or the Purchased Assets except in accordance with Environmental Laws, and neither Seller has received an Environmental Notice that any of the Business or the Purchased Assets has been or may be contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, such Seller, or a material change in the Business or the Purchased Assets.

(d) Section 4.18(d) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by either Seller in connection with the Business or the Purchased Assets.

(e) Section 4.18(e) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by either Seller in connection with the Business or the Purchased Assets as to which such Seller may retain liability, and neither Seller has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by such Seller. Nothing herein shall be deemed to expand the Assumed Liabilities, and unless otherwise specified, the Buyer is not assuming any off-site liabilities relating to Hazardous Materials and does not release either Seller from any liabilities, real or contingent, relating thereto.

(f) Neither Seller has retained or assumed by contract any liabilities or obligations of third parties under Environmental Law.

(g) Each Seller has provided or otherwise made available to Buyer and listed in Section 4.18(g) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the Business or the Purchased Assets which are in the possession or control of each Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release or presence of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

Section 4.19 Employee Benefit Matters.

(a) Section 4.19(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, profit-sharing, deferred compensation, incentive, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, which is maintained, sponsored, contributed to, or required to be contributed to by Scepter or under which Scepter has any liability or contingent liability, for the benefit of any Employee, or any spouse or dependent of an Employee, other than Statutory Plans (as listed on Section 4.19(a) of the Disclosure Schedules, each, an “Employee Plan” and, collectively, the “Employee Plans”).

(b) With respect to each Employee Plan, Scepter has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Employee Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Employee Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements related to a Benefit Plan which are in the possession or control of Scepter; and (iv) copies of summary plan descriptions and employee handbooks relating to any Employee Plan.

(c) Except as set forth in Section 4.19(c) of the Disclosure Schedules, no Benefit Plan provides post-termination or retiree welfare benefits to any Employee, other than as required by the Employment Standards Act, 2000 (Ontario).

(d) Except as set forth in Section 4.19(d) of the Disclosure Schedules, none of the Employee Plans provide for (i) severance pay or any other payment to any Employee; (ii) acceleration of the time of payment, funding or vesting, or increase the amount of compensation due to any such Employee; or (iii) increase in the amount of benefit payable to any Employee or any other material obligation pursuant to any Employee Plan, in each case triggered by the entering into of this Agreement or completion of the transactions contemplated by this Agreement. Except as set forth in Section 4.19(d) of the Disclosure Schedules, there are no material improvements, increases or changes provided to the benefits provided under the Employee Plans.

Section 4.20 Employment Matters.

(a) Section 4.20(a) of the Disclosure Schedules contains a list of all persons who are Employees, independent contractors or consultants of the Business as of the date hereof, and includes, without limitation, all Persons who may be considered, pursuant to applicable workers’ compensation, employment standards or similar legislation or otherwise at law or at equity to be employees of Scepter and all employees of Scepter who have been laid off but retain recall or reinstatement rights pursuant to any collective agreement or statute, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; (vi) accrued vacation pay, and (vii) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses payable to Employees, independent contractors or consultants of the Business for services performed on or prior to the date hereof have been paid in full.

(b) Except as set forth in Section 4.20(b) of the Disclosure Schedules, neither Seller is, nor has been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or purporting to represent any Employee, and, to Sellers’ Knowledge, no Union or group of Employees is seeking or has sought to organize Employees for the purpose of collective bargaining. Except as set forth in Section 4.20(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Scepter or any Employees. Except as set forth in Section 4.20(b) of the Disclosure Schedules, Scepter has no duty to bargain with any Union.

(c) Scepter is and has been in compliance with the terms of the collective bargaining agreements and other Contracts to which it is a party listed on Section 4.20(b) of the Disclosure Schedules and all applicable Laws pertaining to employment and employment practices to the extent they relate to Employees, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by Scepter as consultants or independent contractors of the Business are properly treated as independent contractors under all applicable Laws. There are no Actions against Scepter pending, or to the Sellers’ Knowledge, threatened to be brought or filed, by or with any Governmental Authority, court, or arbitrator in connection with the employment of any Employee, consultant, or independent contractor of the Business, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wages and hours or any other damages.

Section 4.21 Taxes. Except as set forth in Section 4.21 of the Disclosure Schedules:

(a) All Tax Returns with respect to the Business required to be filed by each Seller for any Pre-Closing Tax Period have been, or will be, duly and timely filed in all jurisdictions applicable to such Seller. Neither Seller has made nor is it or has it ever been required to file any Tax Return in any jurisdiction outside of Canada.

(b) All Taxes due and owing by each Seller (whether or not shown on any Tax Return) have been timely paid or remitted to the applicable Governmental Authority.

(c) Each Seller has withheld and paid the full amount of all Taxes and other deductions required to have been withheld and paid in connection with amounts paid or owing to any present or former Employee, officer, director, independent contractor, creditor, customer, shareholder, non-resident of Canada or other party, and complied with all information reporting withholding provisions of applicable Law.

(d) There are no Encumbrances for Taxes upon any of the Purchased Assets nor has any of the Sellers received any assessment or re-assessment that would result in any Encumbrances for Taxes upon any of the Purchased Assets (other than for current Taxes not yet due and payable).

(e) All assessments, charges and penalties under applicable workers compensation legislation have been paid by the Sellers.

(f) The Sellers are registered for Goods and Services Tax purposes under the Excise Tax Act (Canada), and their registration numbers are: Scepter (888024882 RT0001) and SHI (874204704 RT0001).

(g) Neither Seller is a non-resident of Canada for purposes of the Income Tax Act (Canada).

Section 4.22 Product Liability. Each product sold by the Sellers prior to the Closing was of merchantable quality and fit for the purpose for which it was sold. Except as set forth in Section 4.22 of the Disclosure Schedules, there are no actions, claims or proceedings pending nor, to the Knowledge of the Sellers, threatened against the Sellers with respect to the products sold or services provided by the Business or alleging that, for any reason, any products or services of the Business were:

(a) defective or deficient or improperly, inadequately or wrongly performed in any manner;

(b) contrary to Law;

(c) subject to or contained any faulty or improper workmanship, material, latent defect or inherent vice;

(d) improperly designed, manufactured or labeled;

(e) conducted in a manner resulting in harm, or the reasonably foreseeable possibility of harm, to property, public health or safety; or

(f) provided in a manner resulting in harm, or the reasonably foreseeable possibility of harm, to the environment.

Section 4.22 of the Disclosure Schedules indicates those matters which are covered by insurance policies of Sellers or by indemnity, contribution, cost sharing or similar agreements or arrangements by or with other Persons.

Section 4.23 Warranties and Discounts. Other than the warranty obligations described in Section 4.23 of the Disclosure Schedules, the Sellers have not given any written or oral warranty regarding any of the products sold or services provided as part of the Business, or incurred any repair or maintenance obligations in favor of any customers of the Business or entered into any agreement with any customer which would require the repurchase of goods, price adjustment, refund, discount or concession to any customer after Closing. No Person has any valid claim against the Sellers or the Business under Law relating to unfair competition, false advertising or other similar claims arising out of product or service warranties, specifications, manuals, brochures or other advertising materials relating to the Business.

Section 4.24 Anti-Corruption.

(a) Each Seller has performed all of its duties and obligations with respect to the Acquisition or any matter incidental to this Acquisition in accordance with all Anti-Corruption Laws;

(b) Neither the Sellers, their Affiliates, nor any director, officer, shareholder, employee, or, to Sellers’ Knowledge, any Intermediary thereof, directly or indirectly, has used or agreed to use any amount paid or to be paid to it in connection with the Acquisition or any portion thereof to make any payment or provide any benefit contrary to the Anti-Corruption Laws;

(c) To Sellers’ Knowledge, the Sellers and their Affiliates and Intermediaries have complied in all material respects with the Anti-Corruption Laws. Without limiting the generality of the foregoing, none of the Sellers, their Affiliates and Intermediaries: (i) have made payments with the corrupt intent to obtain or retain business; and (ii) except as disclosed in writing to the Buyer, have not directly or indirectly offered, paid or promised to pay, or authorized the payment of any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of US$100 in the aggregate to any one individual in any year) or any commission payment to: (1) any Public Official; (2) any political party or official thereof; or (3) any candidate for political or political party office;

(d) The Sellers and their Affiliates maintain books and records in accordance with the Anti-Corruption Laws in all material respects and, without limiting the generality of the foregoing, the Sellers and their Affiliates have not for the purpose of bribing a Public Official or for the purpose of hiding that bribery: (i) established or maintained accounts which do not appear in any of the books and records that they are required to keep in accordance with applicable accounting and auditing standards; (ii) made transactions that are not recorded in those books and records or that are inadequately identified in them; (iii) recorded non-existent expenditures in those books and records; (iv) entered liabilities with incorrect identification of their object in those books and records; (v) knowingly used false documents; or (vi) intentionally destroyed accounting books and records earlier than permitted by law;

(e) Except as disclosed in writing to the Buyer, the Sellers have not been convicted of, indicted for, or subject to investigation for violations of Anti-Corruption Laws by any law enforcement agency of Canada or any Foreign State;

(f) Except as disclosed in writing to the Buyer, the Sellers do not have any ongoing business concerns with any Foreign State or Public Official that are not documented in writing;

(g) Except as disclosed in writing to the Buyer, the Sellers are not now listed by any board, commission, corporation or other body or authority of any Foreign State as debarred, suspended, proposed for suspension or debarment, or otherwise ineligible for participation in transactions with any Foreign State;

(h) Except as disclosed in writing to the Buyer, no Public Official has any interest in the Sellers, their Affiliates, or any entity to which these are associated, whether through security ownership, board of director composition, officer appointment, employment or otherwise, and to Sellers’ Knowledge, no Public Official has, or has any right to acquire or otherwise obtain any such interest prior to the Acquisition; and

(i) Except as disclosed in writing to the Buyer, no individual that is a director, officer, shareholder or employee of the Sellers, their Affiliates, nor, to Sellers’ Knowledge, any individual that is an immediate family member of any such individual is a Public Official.

Section 4.25 Affiliate Transactions. Except as set forth in Section 4.25 of the Disclosure Schedules, or with respect to compensation and benefit arrangements with any employee of Sellers, as of the date hereof, no officer, director, manager, employee, equity owner or Affiliate of either Seller or any officer, director, manager, employee, equity owner or Affiliate of any Affiliate of either Seller, or individual in any such officer’s, director’s, manager’s, employee’s or equity owner’s immediate family is a party to any material agreement, contract, commitment or transaction with either Seller or any of their respective controlled Affiliates, has any interest in any material assets or property used by either Seller or any of their respective controlled Affiliates or has any payable, receivable or other intercompany account owing to or from either Seller or any of their respective controlled Affiliates (any such contract, commitment, transaction, payable, receivable or account, whether or not listed in Section 4.25 of the Disclosure Schedules, the “Affiliate Agreements”). As of the Effective Time, there shall not be any Affiliate Agreements to which either Seller is a party with any of Scepter Manufacturing, LLC or Eco One Leasing, LLC.

Section 4.26 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of either Seller.

Section 4.27 Accounts Payable. The trade accounts payable of Scepter have been incurred in the ordinary course of business consistent with past practice. All such trade accounts payable represent valid Liabilities related to goods or services received from suppliers or vendors. There are no disputes asserted by Scepter with respect to any accounts payable.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Sellers that the statements contained in this Article V are true and correct as of the date hereof.

Section 5.01 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Canada.

Section 5.02 Authority of Buyer. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Sellers) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as that enforcement may be limited by bankruptcy, insolvency and other similar laws affecting the rights of creditors generally and except that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

Section 5.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, by-laws or code of regulations, as the case may be, or other organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) require the consent, notice or other action by any Person under any Contract to which Buyer is a party. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for filings required for Buyer or its Affiliates to comply with securities laws.

Section 5.04 Brokers. Except as set forth in Section 5.04 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 5.05 Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make full and timely payment of the Purchase Price and consummate the transactions contemplated by this Agreement in accordance with its terms.

Section 5.06 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge after due inquiry, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 5.07 Taxes. The Buyer is registered for Goods and Services Tax purposes under the Excise Tax Act (Canada) and its registration number is 81327 6771 RT0001.

Section 5.08 Solvency. After giving effect to all of the transactions contemplated by this Agreement, on the Closing Date, Buyer will not: (a) be insolvent (either because its financial condition is such that the sum of its debts, including contingent and other liabilities, is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts, including contingent and other liabilities, as they mature); (b) have unreasonably small capital for the operation of the businesses in which it is engaged or proposed to be engaged; or (c) have incurred debts, or be expected to incur debts, including contingent and other liabilities, beyond its ability to pay them as they become due.

Section 5.09 No Additional Representations; Disclaimer Regarding Estimates and Projections.

(a) Buyer acknowledges that, except for the representations and warranties of Sellers expressly set forth in Article IV of this Agreement and in the related Disclosure Schedules and any certificate delivered hereunder with respect thereto, neither Seller, their respective Affiliates nor any other Person acting on behalf of Sellers, or any of their respective Affiliates, has made any representations or warranties, express or implied, to Buyer, and that Sellers, their respective Affiliates and all other Persons acting on behalf of Sellers and their respective Affiliates, have disclaimed any such other representations or warranties.

(b) Buyer further acknowledges that, in connection with its investigation of Sellers, it has received certain estimates, projections and forecasts, including projected statements of operating revenues and income from operations of the Business and certain budget and business plan information. Buyer acknowledges that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Buyer is familiar with such uncertainties and that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it, including the reasonableness of the assumptions underlying such estimates, projections and forecasts. Buyer acknowledges that, except as expressly provided in this Agreement, Seller is not making any representations or warranties, express or implied, with respect to any estimates, projections and other forecasts, budgets and plans in respect of the Companies.

ARTICLE VI

COVENANTS

Section 6.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Sellers shall (x) conduct the Business in the ordinary course of business consistent with past practice; and (y) use commercially reasonable efforts to maintain and preserve intact its current Business organization, operations and franchise and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having relationships with the Business. Without limiting the foregoing, from the date hereof until the Effective Time, Sellers shall:

(a) use its commercially reasonable efforts to preserve and maintain all Permits required for the conduct of the Business as currently conducted or the ownership and use of the Purchased Assets;

(b) pay the debts, Taxes and other obligations of the Business when due;

(c) continue to collect Accounts Receivable in a manner consistent with past practice, without discounting such Accounts Receivable;

(d) use its commercially reasonable efforts to maintain the properties and assets included in the Purchased Assets in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(e) use its commercially reasonable efforts to continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

(f) use its commercially reasonable efforts to defend and protect the properties and assets included in the Purchased Assets from infringement or usurpation;

(g) perform all of its obligations under all Assigned Contracts;

(h) maintain the Books and Records in accordance with past practice;

(i) comply in all material respects with all Laws applicable to the conduct of the Business or the ownership and use of the Purchased Assets; and

(j) use its commercially reasonable efforts to not take or permit any action that would cause any of the changes, events or conditions described in Section 4.06 to occur.

Section 6.02 Access to Information. From the date hereof until the Closing, Sellers shall (a) afford Buyer and their Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, Books and Records, Contracts and other documents and data related to the Business; (b) furnish Buyer and their Representatives with such financial, operating and other data and information related to the Business as Buyer or any of its Representatives may reasonably request; and (c) instruct the Representatives of Sellers to cooperate with Buyer in its investigation of the Business. Any investigation pursuant to this Section 6.02 shall be conducted in such manner as not to interfere unreasonably with the conduct of the Business or any other businesses of Sellers.

Section 6.03 No Solicitation of Other Bids.

(a) Sellers shall not, and shall not authorize or permit any of their Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Sellers shall immediately cease and cause to be terminated, and shall cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” means any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Business or the Purchased Assets.

(b) In addition to the other obligations under this Section 6.03, Sellers shall promptly (and in any event within three Business Days after receipt thereof by Sellers or their Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Sellers agree that the rights and remedies for noncompliance with this Section 6.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 6.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Sellers shall promptly notify Buyer in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Sellers hereunder not being true and correct or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to Sellers’ Knowledge, threatened against, relating to or involving or otherwise affecting the Business, the Purchased Assets or the Assumed Liabilities that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.16 or that relates to the consummation of the transactions contemplated by this Agreement.

(b) Buyer’s receipt of information pursuant to this Section 6.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Sellers in this Agreement (including Section 9.01(b) or the Indemnification Agreement) and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 6.05 Employees and Employee Benefits.

(a) Scepter shall provide the Buyer with an up-to-date list of the names of all non-unionized Employees at least five (5) Business Days prior to the Closing Date. Prior to the Closing Date, but conditional on the completion of the Closing, the Buyer shall offer employment to all non-unionized Employees, effective as at the day immediately following the Closing Date, but conditional on the completion of the Closing, on terms and conditions which are materially the same as those on which the non-unionized Employees were employed by Scepter immediately prior to the Closing. All non-unionized employees who accept the Buyer’s offer of employment shall be “Transferred Employees”. The Buyer shall recognize the length of service of each of the Transferred Employees with Scepter for the period of his or her respective employment with Scepter ending immediately prior to the Effective Time for all purposes. The offers that the Buyer makes to all non–unionized Employees shall expressly provide that the Buyer will recognize the past service of the non-unionized Employees with Scepter for all purposes. On or before three (3) Business Days prior to the Closing Date, the Buyer shall provide copies of the offers to Scepter for Scepter’s review and approval prior to presenting the offers to the non-unionized Employees.

(b) Subject to Section 2.03(c):

(i) Scepter shall be responsible for all liabilities and obligations with respect to all Employees until the Effective Time, including, without limitation, all liabilities and obligations relating to non-unionized Employees who do not become Transferred Employees upon Closing; and

(ii) Buyer shall be responsible for all liabilities and obligations with respect to the Transferred Employees from and after the Effective Time.

(c) Buyer confirms and acknowledges that it will be bound by the provisions of the Collective Agreement from and after the Effective Time.

(d) Scepter shall employ all of the Employees set out in Section 6.05(d) of the Disclosure Schedules until the Effective Time, except for any Employees who prior to Closing:

(i)	are terminated for cause;

(ii)	are terminated with the Buyer’s consent, which consent shall not be unreasonably withheld, delayed or conditioned;

(iii)	voluntarily resign; or

(iv)	retire.

(e) The Transferred Employees and the unionized Employees shall cease to be eligible to join, and shall cease to accrue any further benefits under, the Employee Plans from and after the Effective Time.

(f) The Buyer shall establish or offer retirement income and other benefit plans (the “Replacement Benefit Plans”), to be effective at the Effective Time. The Replacement Benefit Plans shall provide for the Transferred Employees and the unionized Employees, in respect of their employment with the Buyer from and after the Effective Time, benefits and on terms which are materially the same as those provided to or in respect of the Transferred Employees and the unionized Employees immediately prior to the Effective Time under the comparable Employee Plans, and in accordance with the Collective Agreement (in respect of the unionized Employees). The Buyer shall cause each Replacement Benefit Plan to:

(i)	immediately, and without any waiting period, be available to each Transferred Employee and unionized Employee who participate in the comparable Employee Plan immediately prior to the Effective Time (and his eligible dependents and beneficiaries) as of the day immediately following the Closing Date;

(ii)	credit to each Transferred Employee or unionized Employee, who is not covered by Section 6.05(f)(i) above, his period of employment with the Sellers for the purpose of determining that Transferred Employee or unionized Employee’s eligibility to participate in, and the vesting of benefits under, the Replacement Benefit Plans;

(iii)	waive any limitation of coverage of a Transferred Employee and unionized Employee (and his eligible dependents and beneficiaries) due to pre-existing conditions;

(iv)	give full credit to each Transferred Employee and unionized Employee in respect of all deductible payments and co-payments made by that Transferred Employee or unionized Employee, as the case may be, under the Benefit Plans until the Effective Time for the purpose of determining the extent to which such Transferred Employee or unionized Employee has satisfied his deductible and whether he has reached the out-of-pocket maximum under the comparable Replacement Benefit Plan, to the extent and in the manner that those deductibles and co-payments are recognized under the comparable Benefit Plan.

(g) The Sellers and the Benefit Plans shall remain liable for all obligations for benefit claims incurred under the Benefit Plans in respect of the Transferred Employees and the unionized Employees for the period ending immediately prior to the Effective Time, except as otherwise expressly provided in this Section 6.05. For the purposes of this Section 6.05(g), a benefit claim is deemed incurred, in the case of medical, vision or dental benefits, when the services that are subject to the benefit claims are performed; in the case of life insurance, when the death occurs; in the case of disability benefits, when the disability occurs; and in the case of accidental death and dismemberment, when the event giving rise to the benefits occurs; and in respect of a benefit claim recurring after the Effective Time, the Sellers and the Benefit Plans are liable for that recurring benefit claim only if the recurring benefit plan constitutes a “claim” under the Benefit Plans.

(h) At the request of a Transferred Employee or a unionized Employee, the Sellers and the Buyer shall facilitate the transfer of account balances of that Transferred Employee or unionized Employee under an Employee Plan in respect of that Transferred Employee or unionized Employee to the comparable Replacement Benefit Plan, to the extent permitted by applicable Law. Upon the completion of such transfer, the transferred account balances shall be fully vested under the Replacement Benefit Plan.

Section 6.06 Confidentiality. From and after the Closing, Sellers shall, and shall cause their Affiliates to, hold, and shall use their reasonable best efforts to cause their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Business, which at the time is of a confidential nature (whether or not specifically identified as confidential), except to the extent that Sellers can show that such information (a) is generally available to and known by the public through no fault of Sellers, any of their Affiliates or their respective Representatives; or (b) is lawfully acquired by Sellers, any of their Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Sellers or any of their Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Sellers shall promptly notify Buyer in writing and shall disclose only that portion of such information which Sellers are advised by their counsel in writing is legally required to be disclosed, provided that Sellers shall at Buyer’s expense use commercially reasonable efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 6.07 Non-competition; Non-solicitation

(a) For a period of five years commencing on the day immediately following the Closing Date (the “Restricted Period”), Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee or consultant; or (iii) cause, induce or encourage any material actual or prospective client, customer, supplier or licensor of the Business, or any other Person who has a material business relationship with the Business, in each case as at the Effective Time, to terminate or modify any such actual or prospective relationship. Notwithstanding the foregoing, each Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national securities exchange if such Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) For the Restricted Period, Sellers shall not, and shall not permit any of their Affiliates to, directly or indirectly, hire or solicit any person who is offered employment by Buyer pursuant to Section 6.05(a) or is or was employed in the Business during the Restricted Period, or encourage any such employee to leave such employment or hire any such employee who has left such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.07(b) shall prevent Sellers or any of their Affiliates from hiring (i) any employee whose employment has been terminated by Buyer or (ii) after 180 days from the date of termination of employment, any employee whose employment has been terminated by the employee.

(c) Sellers acknowledge that a breach or threatened breach of this Section 6.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Sellers of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to the Buyer in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction.

(d) Sellers acknowledge that the restrictions contained in this Section 6.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.07 should ever be adjudicated to exceed the time, geographic, product or service or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service or other limitations permitted by applicable Law. The covenants contained in this Section 6.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

Section 6.08 Governmental Approvals and Consents.

(a) Sellers shall use commercially reasonable efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 4.03 of the Disclosure Schedules.

(b) Without limiting the generality of the Parties’ undertakings pursuant to subsection (a) above, each of the Parties shall use commercially reasonable efforts to:

(i) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any other Transaction Document; and

(ii) in the event any Governmental Order adversely affecting the ability of the Parties to consummate the transactions contemplated by this Agreement or any other Transaction Document has been issued, to have such Governmental Order vacated or lifted.

(c) Notwithstanding the foregoing, nothing in this Section 6.08 shall require, or be construed to require, Buyer or any of its Affiliates to agree to (i) sell, hold, divest, discontinue or limit, before or after the Closing Date, any assets, businesses or interests of Buyer or any of their Affiliates; (ii) any conditions relating to, or changes or restrictions in, the operations of any such assets, businesses or interests which, in either case, would reasonably be expected to result in a Material Adverse Effect or materially and adversely impact the economic or business benefits to Buyer of the transactions contemplated by this Agreement and the other Transaction Documents; or (iii) any material modification or waiver of the terms and conditions of this Agreement.

Section 6.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Sellers prior to the Closing, or for any other reasonable purpose, for a period of six years after the Closing, Buyer shall:

(i) retain the Books and Records (including personnel files) relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Sellers; and

(ii) upon reasonable notice, afford the Sellers’ Representatives reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such Books and Records.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of six years following the Closing, Sellers shall:

(i) retain the books and records (including personnel files) of Sellers which relate to the Business and its operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c) Neither Buyer nor Sellers shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10 Closing Conditions From the date hereof until the Closing, each Party shall use commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 6.11 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), and the Parties shall cooperate as to the timing and content of any such announcement.

Section 6.12 Bulk Sales Laws. The parties hereby waive compliance with the provisions of the Bulk Sales Act (Ontario) and any other bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to the Buyer, and the Sellers shall indemnify the Buyer from any liability arising by reason of the waiver of the Bulk Sales Act (Ontario), as set out more particularly in the Indemnification Agreement.

Section 6.13 Receivables. From and after the Closing, if Sellers or any of their Affiliates receive or collect any funds relating to any Accounts Receivable or any other Purchased Asset, Sellers or their Affiliate shall remit such funds to Buyer within five Business Days after their receipt thereof. From and after the Closing, if Buyer or its Affiliates receive or collect any funds relating to any Excluded Asset, Buyer or its Affiliate shall remit any such funds to Sellers within five Business Days after their receipt thereof.

Section 6.14 Transfer Taxes. The Buyer shall pay directly to the Sellers, or where permitted by applicable Law, directly to the appropriate Governmental Authority all transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) payable by Buyer in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax). Buyer shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary). Upon request of Sellers, Buyer shall furnish to Sellers proof of direct payment to the applicable Governmental Authority of the Taxes described in this Section. Buyer shall indemnify and save harmless Sellers from any amounts, including interest and penalties, that may be assessed against any Seller arising out of the failure of Buyer to pay, when due, any Taxes described in this Section.

Section 6.15 Change of Name. Within ten (10) Business Days following the Closing Date, Scepter shall file articles of amendment and take all other action necessary or as may be requested by Buyer to change its name to one not including the name “Scepter.” Scepter shall provide to Buyer evidence of such name change.

Section 6.16 Accounts Receivable Election. The Buyer and Scepter shall elect jointly in the prescribed form under section 22 of the Income Tax Act (Canada) and under any similar provision of any other applicable provincial legislation as to the sale of the Accounts Receivable forming part of the Purchased Assets and described in section 22 of the Income Tax Act (Canada), and shall in that election allocate an amount equal to the portion of the Purchase Price allocated to those assets pursuant to the Allocation Schedule as the consideration paid by the Buyer for those assets. The Buyer and Scepter shall file such election forms, along with any documentation necessary or desirable to give effect to such election, with CRA and any other appropriate provincial taxation authority within the prescribed time limits.

Section 6.17 Section 167 Election. Scepter shall jointly elect with the Buyer under subsection 167(1) of the Excise Tax Act (Canada) and under any similar provision of any applicable provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable with respect to the purchase and sale of the Purchased Assets pursuant to this Agreement. Scepter and the Buyer shall make those elections in prescribed form containing prescribed information and the Buyer shall file those elections in compliance with the requirements of applicable legislation. Notwithstanding anything to the contrary in this Agreement, the Buyer shall indemnify and hold each Seller harmless in respect of any such Taxes, penalties, interest and other amounts which may be assessed against the Sellers as a result of the transactions under this Agreement not being eligible for such elections or as a result of the Buyer’s failure to file such elections within the prescribed time.

Section 6.18 Subsection 20(24) Election. Buyer and Sellers acknowledge that Buyer has agreed to assume the Assumed Liabilities. To the extent that any Seller has received amounts in respect of services not rendered or goods not delivered, in each case prior to the Closing, the Purchased Assets having a fair market value equal to those amounts are transferred to Buyer as payment for Buyer’s agreement to assume a corresponding amount of the Assumed Liabilities relating to those services or goods and, if requested by Buyer, Buyer and Sellers shall jointly elect pursuant to subsection 20(24) of the Income Tax Act (Canada) and under any similar provision of any applicable provincial legislation. The Parties shall file such election forms, along with any documentation necessary or desirable to give effect to such election, with CRA and any other appropriate taxation authority within the prescribed time periods.

Section 6.19 Section 56.4 Election. At the request of any Party and to the extent permitted by the Income Tax Act (Canada), the requested Parties and any other Person that is a party to any of the Non-Competition Agreements shall make and file any election or amended election in prescribed form (or such other form as a Party may reasonably request) and within the prescribed time limits pursuant to subsection 56.4(7) of the Income Tax Act (Canada), and any analogous provision of provincial or territorial Tax legislation.

Section 6.20 Supplement of Schedules. From time to time after the date of this Agreement but in any event not later than the Closing Date, Sellers will supplement or amend the Disclosure Schedules with respect to any matter existing before or occurring after the date of this Agreement that would have been required to be set forth or described in the Disclosure Schedules or which is necessary to correct any information set forth in the Disclosure Schedules which has been rendered inaccurate thereby. If the information (the “Supplemental Information”) contained in such supplement or amended disclosure provided by Sellers to Buyer after the date hereof was existing on the date hereof, and failure to disclose such information resulted in a material breach of any representation or warranty of Seller (the “Existing Matter Supplement”), Buyer shall have the right to either (a) immediately terminate this Agreement upon written notice to Sellers or (b) consummate the Closing of the transactions contemplated hereunder; provided, however, that if Buyer elects to proceed to Closing, the Existing Matter Supplement shall not be deemed to cure any breach of a representation and warranty made in this Agreement by Sellers and; provided, further, that Buyer shall retain all rights and remedies provided to it under this Agreement and the Indemnification Agreement with respect thereto, including the ability to bring a claim against Sellers pursuant to the Indemnification Agreement. If, on the other hand, the Supplemental Information was not existing on the date hereof (and, therefore, did not constitute a breach of any representation or warranty of Sellers, but arose after the date hereof), Buyer shall consummate the Closing of the transactions contemplated hereunder and the Disclosure Schedules will be deemed to have been amended to include such Supplemental Information, unless such Supplemental Information is outside the ordinary course of business of Scepter and, if existing but not disclosed as of the date hereof, would have constituted a material breach of any representation or warranty of Sellers, in which case Buyer may terminate this Agreement without recourse against Sellers.

Section 6.21 Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Sellers shall have received all consents, authorizations, orders and approvals from the Governmental Authorities referred to in Section 4.03, in form and substance reasonably satisfactory to Buyer, and no such consent, authorization, order and approval shall have been revoked.

(c) Each of Scepter and Buyer shall be satisfied, in its sole and absolute discretion, with all material terms and conditions of insurance coverage, including without limitation, the period of coverage, limits of coverage (on a per occurrence basis and in the aggregate), premium(s) payable, deductible amounts, coverage exceptions and the claims filing requirements, to be provided under a run-off commercial general liability insurance policy to be obtained by either of the Parties in respect of the general liability of the Parties for any product liability claims arising or made in connection with the conduct of the Business by Scepter prior to the Effective Time (the “Run-Off Insurance”). In the event that the Run-Off Insurance is obtained by Buyer or its Affiliate prior to Closing, the Parties acknowledge and confirm that it will include each of Scepter and its Affiliates as an additional named insured under such coverage, and the Purchase Price payable under this Agreement and the Eco One Purchase Agreement shall be reduced in an amount agreed by Scepter and Buyer to represent reimbursement on a dollar-for-dollar basis for the aggregate premium(s) payable by Buyer or its Affiliate for the duration of coverage under the Run-Off Insurance.

(d) The conditions to closing of the Eco One Acquisition shall have been satisfied in accordance with the Eco One Purchase Agreement, provided, that if the conditions have not been, or it becomes apparent that any of the conditions will not be satisfied and such failure is due to the failure of Eco One Holdings, Inc. to perform or comply with any of the covenants, agreements or conditions set forth therein, then this Section 7.01(c) shall only be a condition to the Buyer’s obligation to consummate the transactions contemplated by this Agreement, unless waived by the Buyer.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22, the representations and warranties of Sellers contained in Article IV of this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Sellers contained in Section 4.01, Section 4.02, Section 4.04 and Section 4.22 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Sellers shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to the Effective Time; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Sellers shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No Action shall have been commenced against Buyer or Sellers, which would prevent the Closing. No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed under the heading “Material Approvals” on Section 4.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(e) From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(f) Sellers shall have delivered to Buyer duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(a).

(g) Sellers shall have obtained all necessary consents under the Planning Act (Ontario) for the conveyance of the Owned Real Properties in Ontario, Canada to Buyer;

(h) Buyer shall have received all Permits that are necessary for them to conduct the Business as conducted by Sellers as of the Closing Date.

(i) Buyer shall have received (at Buyer’s expense) an owner’s title insurance policy with respect to each Owned Real Property, issued by a nationally recognized title insurance company acceptable to Buyer, acting reasonably, written as of the Closing Date, insuring Buyer in such amounts and together with such endorsements as are generally available for properties such as the Owned Real Properties and otherwise in the form acceptable to Buyer, acting reasonably. Such title insurance policy shall insure fee simple title to each Owned Real Property, free and clear of all Encumbrances in all material respects other than Permitted Encumbrances and those listed on Section 4.10(a)(i) of the Disclosure Schedules. Buyer shall have received (at Buyer’s expense) a building and property location survey and real property report prepared by a qualified Ontario land surveyor showing no material Encumbrances other than Permitted Encumbrances and any Encumbrances listed on Section 4.10(a)(i) of the Disclosure Schedules, and otherwise in form and substance satisfactory to Buyer, acting reasonably, for each of the Owned Real Properties.

(j) All Encumbrances relating to the Purchased Assets shall have been released in full, other than Permitted Encumbrances, and Sellers shall have delivered to Buyer written evidence, in form satisfactory to Buyer in its sole discretion, of the release of such Encumbrances.

(k) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Seller, that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied (the “Seller Closing Certificate”).

(l) Buyer shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of each Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of such Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of each Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(m) Sellers shall have delivered to Buyer duly executed counterparts of retention agreements by each of Christopher Luck, Don Villers, Carmen Buonaiuto, Frank Johansen, Phillip Monckton, and David Jones (collectively, the “Retention Agreements”).

(n) Sellers shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Sellers’ waiver, at or prior to the Closing, of each of the following conditions:

(a) Other than the representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04, the representations and warranties of Buyer contained in Article V of this Agreement and any certificate delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 5.01, Section 5.02 and Section 5.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(b) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements, covenants and conditions that are qualified by materiality, Buyer shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) No injunction or restraining order shall have been issued by any Governmental Authority, and be in effect, which restrains or prohibits any material transaction contemplated hereby.

(d) All approvals, consents and waivers that are listed on Section 5.03 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Sellers at or prior to the Closing.

(e) Buyer shall have delivered to Sellers duly executed counterparts to the Transaction Documents (other than this Agreement) and such other documents and deliveries set forth in Section 3.02(b).

(f) Buyer shall have delivered the Escrow Amount to the Escrow Agent pursuant to Section 3.02(c).

(g) Sellers shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of each Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied (the “Buyer Closing Certificate”).

(h) Sellers shall have received a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and (ii) the names and signatures of the officers of Buyer authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder.

(i) Buyer shall have delivered to Sellers duly executed counterparts to the Retention Agreements.

(j) Buyer shall have delivered to Sellers such other documents or instruments as Sellers reasonably request and are reasonably necessary to consummate the transactions contemplated by this Agreement.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Indemnification Agreement. Concurrent with signing of this Agreement and the Eco One Purchase Agreement, Buyer, Sellers, and Eco One Holdings, Inc. shall have entered into an agreement governing the terms of indemnification rights of all parties under this Agreement and the Eco One Purchase Agreement (the “Indemnification Agreement”). The terms of the Indemnification Agreement are incorporated herein and are to be read in conjunction with the terms of this Agreement.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Sellers and Buyer;

(b) by Buyer by written notice to Sellers if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Sellers pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Sellers within ten days of Sellers’ receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2014, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Sellers by written notice to Buyer if:

(i) Sellers are not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten days of Buyer’s receipt of written notice of such breach from Sellers; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by July 31, 2014, unless such failure shall be due to the failure of Sellers to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Sellers in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) this Article IX and Section 6.06 and Article X hereof shall survive such termination;

(b) if this Agreement is terminated by Buyer in accordance with Section 9.01(b)(i), Sellers shall reimburse Buyer for any reasonable out-of-pocket expenses that Buyer incurred directly related to the proposed transfer of the Real Property, including, but not limited to, expenses related to obtaining a survey or title insurance; and

(c) that nothing herein shall relieve any Party from liability for any willful breach of any provision hereof.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Scepter or to SHI:	165 Teddington Park Ave., Toronto, ON, Canada M4N 2C7 Facsimile: (416) 488-1254 E-mail(1): btorokvei@axisholdings.ca E-mail(2): mtorokvei@axisholdings.ca Attention: Mr. Robert Torokvei

In each case with a copy to:	Borden Ladner Gervais LLP Scotia Plaza, 40 King St. W Toronto, ON, Canada M5H 3Y4 Facsimile: (416) 361-2704 E-mail: amilazzo@blg.com Attention: Anthony Milazzo

If to Buyer:	c/o Myers Industries, Inc. 1293 South Main Street Akron, Ohio 44301 Facsimile: (330) 761-6166 E-mail: gbranning@myersind.com Attention: Chief Financial Officer

with a copy to:	Benesch Friedlander Coplan & Aronoff LLP 200 Public Square, Suite 2300 Cleveland, Ohio 44114 Facsimile: (216) 363-4588 E-mail: mmehalko@beneschlaw.com Attention: Megan L. Mehalko, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 6.07(d), upon such determination that any term or other provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement, the Disclosure Schedules, Exhibits and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing, Buyer may, without the prior written consent of Sellers, assign all or any portion of its rights under this Agreement to one or more of its Affiliates. No assignment shall relieve the assigning Party (including the Guarantor) of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein without giving effect to any choice or conflict of law provision or rule (whether of the Province of Ontario or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE COURTS OF ONTARIO, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR

THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(c).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Guarantee.

(a) Guarantee. The Guarantor hereby unconditionally and irrevocably guarantees (this “Guarantee”) the prompt payment and performance to each of the Sellers (and their respective successors and assigns) of all indebtedness, liabilities and obligations of any kind whatsoever which Buyer has from time to time incurred or is under or may hereafter incur or be under to the Sellers under, in connection with or with respect to this Agreement (collectively, the “Guaranteed Obligations”). The Sellers shall not be required to proceed first against the Buyer or any other Person or against any collateral security held by it before resorting to the Guarantor for payment pursuant to this Guarantee.

(b) Guarantee Unconditional. The obligations of the Guarantor under this Guarantee are continuing, unconditional and absolute, and without limiting the generality of the foregoing, will not be released, discharged, diminished, limited or otherwise affected by (and the Guarantor hereby consents to or waives, as applicable, to the fullest extent permitted by applicable Law):

(i) any extension, other indulgence, renewal, settlement, discharge, compromise, waiver, subordination or release in respect of any of the Guaranteed Obligations, security, Person or otherwise;

(ii) any modification or amendment of the Guaranteed Obligations, including any increase or decrease in any amount thereof;

(iii) any change in the existence, structure, constitution, name, objects, powers, business, control or ownership of the Buyer or any other Person, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Buyer or any other Person or its assets;

(iv) any invalidity, illegality or unenforceability relating to or against the Buyer or any provision of applicable Law purporting to prohibit the payment or performance by the Buyer of the Guaranteed Obligations;

(v) any defense arising by reason of any failure of any Seller to make any presentment, demand for performance, notice of non-performance, protest, and any other notice (including notice of acceptance of this guarantee, partial payment or non-payment of all or any part of the Guaranteed Obligations and the existence, creation, or incurring of new or additional Guaranteed Obligations);

(vi) any defense arising by reason of any failure of any Seller to proceed against Buyer or any other Person, to proceed against, apply or exhaust any security held from Buyer or any other Person for the Guaranteed Obligations, to proceed against, apply or exhaust any security held from the Guarantor or any other Person for this Guarantee or to pursue any other remedy in the power of the Sellers whatsoever;

(vii) any Law which provides that the obligation of a guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal obligation or which reduces a guarantor’s obligation in proportion to the principal obligation;

(viii) any defense arising by reason of any incapacity, lack of authority, or other defense of Buyer or any other Person; or

(ix) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against Buyer or any other Person, including any discharge of, or bar against collecting, any of the Guaranteed Obligations, in or as a result of any such proceeding.

(c) Recourse against Debtor. Sellers are not required to exhaust their recourse against Buyer or others or under any other security or guarantee before being entitled to payment from the Guarantor under this Guarantee.

(d) Settlement of Accounts. Any account settled or stated between the Sellers and Buyer will be accepted by the Guarantor as prima facie evidence that the amount thereby appearing due by Buyer to the Sellers is so due.

(e) No Waiver. No delay on the part of any Seller in exercising any of its rights, or partial or single exercise thereof, will constitute a waiver thereof. No waiver of any of the Sellers’ rights hereunder, and no modification or amendment of this Guarantee, will be deemed to be effective unless made in writing, duly signed by the Sellers and the Guarantor, and each such waiver, if any, will apply only with respect to the specific instance involved, and will in no way impair the rights of the Sellers or the liabilities of the Guarantor to the Sellers in any other respect at any other time.

(f) Stay of Acceleration. If acceleration of the time for payment, or the liability of Buyer to make payment, of any amount specified to be payable by Buyer in respect of the Guaranteed Obligations is stayed, prohibited or otherwise affected upon the insolvency, bankruptcy, reorganization or winding-up of Buyer or any moratorium affecting the payment of the Guaranteed Obligations, all such amounts otherwise subject to acceleration or payment will nonetheless be deemed for all purposes of this Guarantee to be and to become due and payable by Buyer and shall be payable by the Guarantor hereunder forthwith on demand by the Sellers.

(g) Reinstatement. If, at any time, all or any part of any payment previously applied by the Sellers to any of the Guaranteed Obligations is or must be rescinded or returned by the Sellers for any reason whatsoever (including the insolvency, bankruptcy, or reorganization of Buyer), such Guaranteed Obligations will, for the purpose of this Guarantee, to the extent that such payment is or must be rescinded or returned, be deemed to have continued in existence, notwithstanding such application by the Sellers, and this Guarantee will continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations, all as though such application by the Sellers had not been made.

(h) Taxes and Set off by Guarantor. All payments to be made by the Guarantor hereunder will be made without set off or counterclaim and without withholding or deduction for any Taxes, restrictions or conditions of any nature whatsoever.

(i) Payment of Expenses; Indemnification. The Guarantor will pay on demand, and will indemnify and save the Sellers harmless from, any and all liabilities, costs and expenses (including legal fees and expenses on a solicitor-client basis) incurred by the Sellers in the enforcement of this Guarantee.

(j) Expiry. Notwithstanding anything herein to the contrary, and for greater certainty without any effect whatsoever on the obligations of the Buyer under this Agreement, this Guarantee shall expire upon consummation of the Closing.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SCEPTER CORPORATION

By: /s/ Robert Torokvei
Name: Robert Torokvei Title: President

SHI PROPERTIES INC.

By: /s/ Robert Torokvei
Name: Robert Torokvei Title: President

CA ACQUISITION INC.

By: /s/ John C. Orr
Name: John C. Orr Title: President

MYERS INDUSTRIES, INC.

By: /s/ John C. Orr
Name: John C. Orr Title: President and Chief Executive Officer